UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 001-34018

200, 150 13 Avenue SW

Calgary, Alberta Canada T2R 0V2

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Employment of Chief Executive Officer

On February 2, 2015, the Board of Directors of Gran Tierra Energy terminated the employment of Dana Coffield, the President and Chief Executive Officer and on February 2, 2014, he tendered his resignation from the Board of Directors and all positions at Gran Tierra Energy and its subsidiaries, effective immediately. Mr. Coffield’s resignation from the Board of Directors was not the result of any disagreement with the Board of Directors.

Appointment of New Interim President and Chief Executive Officer

Effective immediately, Duncan Nightingale, 56, Chief Operating Officer, will become Gran Tierra Energy’s interim President and Chief Executive Officer.

In connection with Mr. Nightingale’s promotion to interim President and Chief Executive Officer, there were no new compensation arrangements made by the Board of Directors of Gran Tierra Energy.

Mr. Nightingale joined Gran Tierra Energy in September 2009, where he served in the Calgary, Canada office as Vice President of Exploration from September 2009 to January 2011. He served in the Bogotá, Colombia office as Senior Manager Project Planning and Exploration from January 2011 until August 2011, and was promoted to President of Gran Tierra Energy Colombia in August 2011. He served as Gran Tierra Energy’s Chief Operating Officer since September 1, 2014. Prior to joining Gran Tierra Energy, Mr. Nightingale was Senior Vice President, Exploration & Production, at Artumas Group Inc., a Canadian oil and gas company focusing on exploration and development of hydrocarbon reserves in Tanzania and Mozambique, where he was responsible for Artumas Group’s exploration and production operations in Mozambique and Tanzania and management of its gas processing plant and power generation facility in Tanzania. Prior to Artumas Group, Mr. Nightingale was General Manager, Exploration & Production, with Dana Gas PJSC, a leading private sector natural gas company in the Middle East, where Mr. Nightingale was responsible for all of Dana Gas’s exploration and production operations, and was responsible for a multi-million dollar exploration and development program in Kurdistan. Prior to Dana Gas, Mr. Nightingale was with Encana Corporation’s International Division from May 2002 until March 2007. From June 2002 until September 2003, he was the Country Manager in Qatar, responsible for managing Encana’s activities in Qatar, including the execution of exploration programs and new venture activity. From October 2003 until June 2006, he had similar responsibilities in the Sultanate of Oman, where he served as Encana’s Country Manager. Mr. Nightingale has a total of 30 years of corporate head office and resident in-country international operating experience, spanning all aspects of managing exploration programs, development and production operations, new business ventures, portfolio management and strategic planning. Mr. Nightingale graduated from the University of Nottingham in the U.K. with a Bachelor of Science degree with honors in Geology.

Appointment of New Executive Chair of Gran Tierra Energy

Effective February 2, 2015, Jeffrey Scott, 52, will become the Executive Chairman of the Board of Gran Tierra Energy.

In connection with Mr. Scott’s new position, the Board of Directors approved the following compensation arrangements effective February 2, 2015:

1.	An annual base salary of $360,000 CDN

2.	An annual bonus target of the greater of 100% of base salary and 200% of base salary in the event of a change of control.

3.	A grant of a stock option to purchase 400,000 shares of Gran Tierra Energy common stock at an exercise price per share equal to the fair market value of a share of Gran Tierra Energy common stock on the date of grant (which date of grant will be the third business day after the date Gran Tierra Energy releases its 2014 earnings), and restricted stock units to acquire 100,000 shares of Gran Tierra Energy common stock. Both the stock option and restricted stock unit will vest over three years.

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Mr. Scott has served as Chairman of the Board of Gran Tierra Energy since January 2005. Since 2001, Mr. Scott has served as President of Postell Energy Co. Ltd., a privately held oil and gas producing company. He has extensive oil and gas management experience, beginning as a production manager of Postell Energy Co. Ltd in 1985 advancing to President in 2001. Also, since February 2012, Mr. Scott has served as Executive Chairman of Sulvaris Inc., a private fertilizer technology company. Mr. Scott is also currently a director of Petromanas Energy Inc. He was previously a director of Tuscany International Drilling Inc., Essential Energy Services Trust, Suroco Energy, Inc., VGS Seismic Canada Inc., High Plains Energy Inc., Saxon Energy Services Inc. and Galena Capital Corp., all of which are publicly-traded companies.

Item 8.01. Other Events.

On February 2, 2015, as a result of his new position, Mr. Scott resigned from the Audit Committee and the Board appointed Scott Price to serve as a member of the Audit Committee. In addition, the Board appointed Mr. Price as the Lead Independent Director of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2015	GRAN TIERRA ENERGY INC.

	By:	/s/ David Hardy
David Hardy
General Counsel, Vice President Legal, and Secretary

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